As filed with the Securities and Exchange Commission on February 20, 2002
Registration No. 333-52932

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT No. 1 to Form S-1
on
FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

MindArrow Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	7372 (Primary Standard Industrial Classification Code Number)	77-0511097 (I.R.S. Employer Identification Number)

101 Enterprise, Suite 340
Aliso Viejo, California 92656
(949) 916-8705
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Michael R. Friedl
Chief Financial Officer
MindArrow Systems, Inc.
101 Enterprise, Suite 340
Aliso Viejo, California 92656
(949) 916-8705
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. Jay Herron, Esq.
Andor D. Terner, Esq.
O’Melveny & Myers LLP
114 Pacifica, Suite 100
Irvine, California 92618
(949) 737-2900

     Approximate date of commencement of proposed sale to the public: At such time or times on and after the date on which this Registration Statement becomes effective as the selling security holders may determine.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Shares To Be Registered	To Be Registered	Aggregate Price Per Share(1)	Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value per share	12,359,998	$0.67 (2)	$8,281,199	$761.87	(3)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Pursuant to Rule 457(c), the price of the Common Stock is based upon the average of the high and low prices of the Common Stock on the Nasdaq SmallCap Market on February 15, 2002.

(3)	A fee of $1,194 has previously been paid pursuant to Registrant’s filing of Form S-1, Registration No. 333-52932. Accordingly, no registration fee is due at this filing.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 20, 2002

PRELIMINARY PROSPECTUS

12,359,998 Shares of Common Stock

MindArrow Systems, Inc.

This prospectus relates to resales of shares of our Common Stock currently outstanding or issuable from time to time as follows:

•	5,898,092 shares of our Common Stock currently outstanding;

•	up to 20,000 shares of our Common Stock issuable upon conversion of a note payable.

•	up to 1,885,016 shares of our Common Stock issuable upon the conversion of 825,473 shares of our Series C Preferred stock; and

•	up to 4,556,890 shares of our Common Stock issuable upon the exercise of warrants (with exercise prices ranging from $0.10 to $12).

     These shares of our Common Stock are being sold by the selling security holders listed beginning on page 18. MindArrow will not receive any part of the proceeds from the sale of any of these shares.

     MindArrow’s Common Stock is listed on the Nasdaq SmallCap Market under the symbol “ARRW”. The last reported sale price of our Common Stock on the Nasdaq SmallCap Market on February 15, 2002 was $0.67 per share.

     The Common Stock may be sold in transactions on the Nasdaq SmallCap Market at market prices then prevailing, in negotiated transactions, or otherwise. See “Plan of Distribution.”

     Our principal executive offices are located at 101 Enterprise, Suite 340, Aliso Viejo, California 92656 and our telephone number is (949) 916-8705.

This offering involves material risks.
See “Risk Factors” beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February __, 2002.

THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SEC POSITION REGARDING INDEMNIFICATION OF DIRECTORS AND OFFICERS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

     The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Forward-Looking Statements	3
The Company	4
Company Overview	4
Clients	4
Products & Services	4
Digital Marketing	4
Sales and Corporate Communications	4
MindArrow Services	5
Sales & Marketing	5
Risk Factors	5
Use of Proceeds	17
Selling Security Holders	18
Plan of Distribution	26
Legal Matters	26
Experts	26
Where You Can Find More Information	26
Incorporation Of Certain Documents By Reference	27
SEC Position Regarding Indemnification Of Directors And Officers	28

FORWARD-LOOKING STATEMENTS

     This prospectus and the documents it incorporates by reference contain forward-looking statements. Forward-looking statements relate to future periods and include descriptions of our plans, objectives, and underlying assumptions for future operations, our market opportunities, our acquisition opportunities, and our ability to compete.

     Generally, “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue” and similar words identify forward-looking statements. Forward-looking statements are based on our current expectations and are subject to risks and uncertainties that can cause actual results to differ materially. For information on these risks and uncertainties, see the “Risk Factors.”

     We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus. Forward-looking statements are made only as of the date of this prospectus. We do not intend, and undertake no obligation, to update these forward-looking statements.

     As used in this prospectus, “Company,” “we,” “us” and “our” refer to MindArrow Systems, Inc.

THE COMPANY

Company Overview

     Founded in March 1999, MindArrow Systems, Inc. provides software and services that enhance marketing, sales, and corporate communications by leveraging so-called rich media technologies. Rich media refers to video, audio and animations. Our patented and patent-pending technologies enable companies to reduce the costs of printed collateral materials and marketing efforts, improve marketing response rates and shorten sales cycles by optimizing email and Internet-based (“digital”) marketing campaigns and one-to-one communications. Our products and services can be deployed on a stand-alone basis, or used to augment existing customer relationship management (“CRM”) software.

     We have recently added an end-to-end streaming video product and a patented e-commerce application through the respective acquisitions of Radical Communication and Control Commerce, Inc. The Company employs approximately 65 people worldwide, with headquarters in Southern California and regional offices in New York and Hong Kong.

Clients

     MindArrow’s customer base stretches across several industries and includes over 100 clients including Hewlett-Packard, Northwestern Mutual Life, Coca-Cola, Johnson & Johnson, Ceridian, Avaya and the NBA (National Basketball Association).

Products & Services

     MindArrow has developed a technology platform with a suite of products and services for digital marketing, as well as sales and corporate digital communications. The Company’s integrated, end-to-end solution allows clients to create, deliver, track and manage any type of rich media, including streaming video, downloadable video, audio, graphics, HTML, and Flash.

Digital Marketing

     MindArrow’s RadicalMail Suite is a software platform that empowers digital marketers to create, deliver, track and manage dynamic rich media messages that can be instantly viewed by recipients without requiring them to install any additional software, such as players or plug-ins. This patent-pending technology dynamically delivers content based on the recipient’s connection speed, ensuring an optimized experience for all viewers. RadicalMail also offers secure e-commerce functionality directly within the email or through our patented pop-up window technology. RadicalMail content can also be immediately published to a Web site.

     The RadicalMail Suite is flexible. RadicalMails can be delivered directly by MindArrow, or through a variety of email marketing software and service providers. MindArrow has established distribution relationships with more than twenty leading eMarketing companies including DoubleClick, Bigfoot Interactive, Responsys, NetCreations, and YesMail.

Sales and Corporate Communications

     MindArrow Messenger is an integrated software suite designed for sales and corporate communications applications. This powerful self-service platform enables users to combine rich media content with digital documents to create one-to-one messages that are often more effective than plain text email communications or static printed materials because they are engaging and interactive.

     Detailed tracking and reporting about recipient interactions with each message significantly enhances traditional CRM systems, enabling a company to develop a more comprehensive understanding of their customers. MindArrow has developed strategic partnerships with several leading CRM software companies, and MindArrow Messenger is currently integrated with CRM solutions from Siebel Systems, Onyx Software and Pivotal Corporation.

MindArrow Services

     MindArrow can provide companies with digital marketing expertise, engineering and technology consulting, email list acquisition services, and email campaign management and deployment. Our full-service in-house creative team can also develop custom e-marketing programs for companies that are either new to digital marketing or simply desire to outsource the design and creation of rich media content or digital marketing messages.

Sales & Marketing

     We currently market our products and services through a direct sales force and indirectly through a small number of third-party affiliates, primarily to businesses with large sales organizations and/or those that aggressively use the Internet for marketing. We generate revenue by:

•	Charging clients for design and production services to create multimedia messages;

•	Charging clients per transaction for rich media message delivery and tracking;

•	Obtaining software license fees for the Builder tool within the RadicalMail Suite (on a per site basis) and for MindArrow Messenger (on a per user basis); and

•	Providing additional consulting, implementation, and maintenance services on a time and materials basis.

RISK FACTORS

We need additional financing

     The capital requirements associated with developing our network and corporate infrastructure have been and will continue to be significant. We have been substantially dependent on private placements of our equity securities to fund such requirements.

     At February 8, 2002, we had available cash of approximately $339,000 and negative working capital of approximately $1.9 million. This negative working capital balance includes as current liabilities approximately $900,000 of deferred revenues as well as a payment of $500,000 due October 1, 2002 on a promissory note issued in connection with our acquisition of substantially all of the assets of Radical Communication, Inc. in September 2001. Although we have taken steps to reduce our monthly cash operating expenses, we currently estimate that our cash operating expenses are approximately $700,000 per month. Over the past year our revenues have averaged nearly $300,000 per month. Although we believe that as a result of an existing backlog of contracts and anticipated new contracts, our monthly revenues will increase, there can be no assurance that this will happen. Based on our current operating plan and available cash, including the cash raised in our recent private placement, we will need to obtain additional financing prior to March 31, 2002. While we continue to engage in discussions with potential investors, we have no current arrangements with respect to sources of additional financing and there is no certainty that we will be able to raise additional funds by that time. Moreover, the market for privately placed equity securities of companies like ours can be very difficult. In their report on our consolidated financial statements for the year ended September 30, 2001, our auditors expressed significant doubt about our ability to continue as a going concern. THERE CAN BE NO ASSURANCE THAT ANY ADDITIONAL FINANCING WILL BE AVAILABLE ON ACCEPTABLE TERMS, IF AT ALL. IF WE ARE UNSUCCESSFUL IN RAISING ADDITIONAL FUNDS, OUR LIQUIDITY POSITION WILL BE MATERIALLY AND ADVERSELY AFFECTED AND WE COULD BE REQUIRED TO MAKE DRASTIC COST REDUCTIONS, WHICH WOULD NEGATIVELY IMPACT OUR OPERATIONS.

     Although we believe our assumptions underlying our operating plan to be reasonable, we lack the operating history of a more seasoned company and there can be no assurance that our forecasts will prove accurate. In the event that our plans change, our assumptions change or prove inaccurate, or if future private placements, other capital resources and projected cash flow otherwise prove to be insufficient to fund operations, we could be required to seek additional financing sooner than currently anticipated. To the extent that we are able to raise additional funds and it involves the sale of our equity securities, the interests of our shareholders could be substantially diluted.

If we are unable to obtain funding, our customers and vendors may decide not to do business with us

     If we are unable to continue funding our operations at our current levels, and if customers and vendors become concerned about our business prospects, they may decide not to conduct business with us, or may conduct business with us on terms that are less favorable than those customarily extended by them. In that event, our revenues would decrease and our business will suffer significantly.

Recent actions that we have taken may negatively impact our ability to achieve our business objectives

     In order to manage our liquidity and cash position, over the past year we have had to implement certain cost cutting measures, including reductions in force of 50 employees. After these staff reductions, as of January 15, 2002, we had 65 full time employees worldwide. Although these cost cutting measures have improved our short-term cash position, they may negatively impact our ability to grow our business and achieve our business objectives.

We cannot assure you that our common stock will continue to be listed on the Nasdaq SmallCap Market

     On February 14, 2002, we received notice from Nasdaq that our common stock had closed below a required minimum bid price of $1.00 for a period of 30 consecutive trading days. In accordance with Nasdaq rules, we have 180 calendar days, or until August 13, 2002, to regain compliance with the minimum bid price requirement. If at anytime before August 13, 2002, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, Nasdaq will inform us that we are in compliance with its bid price rules. If we do not regain compliance prior to August 13, 2002, Nasdaq will determine whether we meet the initial listing criteria for the Nasdaq SmallCap Market. If we do not meet the initial listing criteria, our common stock will be delisted from trading on the Nasdaq SmallCap Market. As of February 14, 2002, we did not meet the initial listing criteria for the Nasdaq SmallCap Market, because our closing share price on February 14, 2002 of $0.67 was below the $4 minimum bid price for initial listing. If our common stock is delisted from the Nasdaq SmallCap Market, it may become significantly less liquid and may decline significantly in price.

Our Series B and Series C Preferred Shareholders have a substantial preference over Common Stock in the event of a liquidation, dissolution or a merger, asset sale or other transaction that results in a change of control of our Company

     Under the terms of our Restated Certificate of Incorporation, in the event of a liquidation, dissolution or a merger, asset sale or other transaction that results in a change in control of our Company, holders of Series B and Series C Preferred Stock are entitled to a liquidation preference before any payments are made on account of the Common Stock. As of February 11, 2002, this liquidation preference was approximately $29.3 million. After this liquidation preference is paid, any remaining proceeds will be shared by the holders of Common Stock, Series B Preferred Stock and Series C Preferred Stock on an as converted basis.

Our limited operating history makes evaluation of our business difficult

     Our business was formed as eCommercial.com in March 1999 and we were a development-stage company through December 31, 1999. In January 2000, principal operations commenced. We have recorded a cumulative net loss of approximately $55 million through September 30, 2001 (including $18.6 million attributable to the non-cash portion of the non-operating loss on transfer agent fraud) and anticipate recording losses in the near term. Accordingly, we have a limited operating history on which to base our evaluation of current business and prospects. Our short operating history makes it difficult to predict future results, and there are no assurances that our revenues will increase, or that we will achieve or maintain profitability or generate sufficient cash from operations in future periods.

     Our ability to achieve and sustain profitability would be adversely affected if we:

•	fail to effectively market and sell our services;

•	fail to develop new and maintain existing relationships with clients;

•	fail to continue to develop and upgrade our technology and network infrastructure;

•	fail to respond to competitive developments;

•	fail to introduce enhancements to our existing products and services to address new technologies and standards; or

•	fail to attract and retain qualified personnel.

     Our operating results are also dependent on factors outside of our control, such as strength of competition and the growth of the market for our services. There is no assurance that we will be successful in addressing these risks, and failure to do so could have a material adverse effect on our financial performance.

     We expect to incur losses in the near term, and if we are unable to generate sufficient cash flow or raise the capital necessary to allow us to continue to meet all of our obligations as they come due, our business could suffer.

Our future revenues are not predictable, and our results could vary significantly

     Because of our limited operating history and the emerging nature of our markets, we are unable to reliably forecast our revenues.

     Our operating results may fluctuate significantly in the future as a result of a variety of factors. These factors include:

•	the demand for our services;

•	the addition or loss of individual clients;

•	the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

•	the introduction of new products or services by us or our competitors; and

•	general economic conditions and economic conditions specific to the Internet, such as electronic commerce and online media.

     Any one of these factors could cause our revenues and operating results to vary significantly. In addition, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could significantly hurt our operating results in a given period.

     Due to all of the foregoing factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, it is possible that our operating results in one or more quarters will fail to meet the expectations of investors. In such event, the market price of our common stock could drop.

We are not sure if the market will accept our systems

     Our ability to succeed will depend on the following, none of which can be assured:

•	the effectiveness of our marketing and sales efforts;

•	market acceptance of our current and future offerings; and

•	the reliability of our networks and services.

     We operate in a market that is at an early stage of development, is rapidly evolving, and is characterized by an increasing number of competitors and risk surrounding market acceptance of new technologies and services. Potential customers must view our technologies as a viable alternative to traditional commercial advertising and brochure distribution. Because this market is so new, it is difficult to predict its size and growth rate. If the market fails to develop as we expect, our growth will be slower than expected.

We may make acquisitions of complementary technologies or businesses, which may disrupt our business and be dilutive to our existing stockholders.

     We intend to consider acquisitions of businesses and technologies on an opportunistic basis, for example, our recent acquisitions of Control Commerce, Inc. and Radical Communication, Inc. Acquisitions of businesses and technologies involve numerous risks, including the diversion of management attention, difficulties in assimilating the acquired operations, loss of key employees from the acquired company, and difficulties in transitioning key customer relationships. In addition, these acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time expenses and the creation of goodwill or other intangible assets that result in significant amortization expense. Any acquisition may not provide the benefits originally anticipated, and there may be difficulty in integrating the service offerings and customer and supplier relationships gained through acquisitions with our own. Although we attempt to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, such unexpected liabilities nevertheless may accompany such acquisitions. We cannot guarantee that we will successfully identify attractive acquisition candidates, complete and finance additional acquisitions on favorable terms, or integrate the acquired businesses or assets into our own. Any of these factors could materially harm our business or our operating results in a given period.

Network and system failures could adversely impact our business

     The performance, reliability and availability of our Web sites and network infrastructure is critical to our reputation and ability to attract and retain clients. Our systems and operations are vulnerable to damage or interruption from earthquake, fire, flood, power loss, telecommunications failure, Internet breakdowns, break-ins, tornadoes and similar events. We carry business interruption insurance to compensate for losses that may occur, but insurance is not guaranteed to remove all risk of loss. Services based on sophisticated software and computer systems often encounter development delays and the underlying software may contain errors that could cause system failures. Any system failure that causes an interruption could result in a loss of clients and could reduce the attractiveness of our services.

     We are also dependent upon Web browsers, Internet service providers and online service providers to provide Internet users access to our clients, users and Web sites. Users may experience difficulties due to system failures or delays unrelated to our systems. These difficulties may hurt audio and video quality or result in intermittent interruptions in broadcasting and thereby slow our growth.

Circumvention of our security measures and viruses could disrupt our business

     Despite the implementation of security measures, our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Anyone who is able to circumvent security measures could steal proprietary information or cause interruptions in our operations. Service providers have occasionally experienced interruptions in service as a result of the accidental actions of users or intentional actions of hackers. We may have to spend significant capital to protect against security breaches or to fix problems caused by such breaches. Although we have implemented security measures, there can be no assurance that such measures will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users, which could hurt our business.

We depend on continued growth in use of the Internet

     Rapid growth in use of the Internet is a recent phenomenon and there can be no assurance that use of the Internet will continue to grow or that a sufficient base of users will emerge to support our business. The Internet may not be accepted as a viable medium for broadcasting advertising and brochure distribution, for a number of reasons, including:

•	inadequate development of the necessary infrastructure;

•	inadequate development of enabling technologies;

•	lack of acceptance of the Internet as a medium for distributing rich media advertising; and

•	inadequate commercial support for Web-based advertising.

     To the extent that Internet use continues to increase, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it, and especially the demands of delivering high-quality video content.

     Furthermore, user experiences on the Internet are affected by access speed. There is no assurance that broadband access technologies will become widely adopted. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Our business could suffer if use of the Internet grows more slowly than expected, or if the Internet infrastructure does not effectively support the growth that does occur.

If we do not respond to technological change, we could lose or fail to develop customers

     The development of our business entails significant technical and business risks. To remain competitive, we must continue to enhance and improve the functionality and features of our technology. The Internet and the ecommerce industry are characterized by:

•	rapid technological change;

•	changes in client requirements and preferences;

•	frequent new product and service introductions embodying new technologies; and

•	the emergence of new industry standards and practices.

The evolving nature of the Internet could render our existing systems obsolete.

     Our success will depend, in part, on our ability to:

•	develop and enhance technologies useful in our business;

•	develop new services and technology that address the increasingly sophisticated and varied needs of our current and prospective clients; and

•	adapt to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner.

     Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not use new technologies effectively or adapt our systems to client requirements or emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead time. If we are unable to adapt to changing market conditions or user requirements in a timely manner, we will lose clients.

We could face liability for Internet content

     As a distributor of Internet content, we face potential liability for negligence, copyright, patent or trademark infringement, defamation, indecency and other claims based on the content of our broadcasts. Such claims have been brought, and sometimes successfully pressed, against

Internet content distributors. Our general liability insurance may not be adequate to indemnify us for all liability that may be imposed. Although we generally require our clients to indemnify us for such liability, such indemnification may be inadequate. Any imposition of liability that is not covered by insurance or by an indemnification by a client could harm our business.

Our operating results could be impaired if we become subject to burdensome government regulations and legal uncertainties concerning the Internet

     Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

•	user privacy;

•	pricing, usage fees and taxes;

•	content;

•	copyrights;

•	distribution;

•	characteristics and quality of products and services; and

•	online advertising and marketing.

     The adoption of any additional laws or regulations may decrease the popularity or impede the expansion of the Internet and could seriously harm our business. A decline in the popularity or growth of the Internet could decrease demand for our products and services, reduce our revenues and margins and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, intellectual property, export of encryption technology, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also harm our business.

Our stock price has been and may continue to be volatile

     The trading price of our common stock has been and is likely to continue to be highly volatile. For example, on January 22, 2001, our common stock closed at $5.81 per share, and on August 22, 2001, our common stock closed at $0.40 per share. On February 15, 2002, our common stock closed at $0.67 per share. Our stock price could be subject to wide fluctuations in response to factors such as:

•	the average daily trading volume of our common stock;

•	actual or anticipated variations in quarterly operating results and our need for additional financing to fund our continuing operations;

•	announcements of technological innovations, new products or services by us or our competitors;

•	the addition or loss of strategic relationships or relationships with our key customers;

•	conditions or trends in the Internet, streaming media, media delivery, and online commerce markets;

•	changes in the market valuations of other Internet, online service, or software companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	legal or regulatory developments;

•	additions or departures of key personnel;

•	sales of our common stock;

•	our failure to obtain additional financing on satisfactory terms, or at all; and

•	general market conditions.

     The historical volatility of our stock price may make it more difficult for investors in our securities to resell shares at prices they find attractive. See also “Risk Factors — We cannot assure you that our common stock will continue to be listed on the Nasdaq SmallCap Market.”

     In addition, the stock market in general, the Nasdaq SmallCap Market, the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance.

Future sales of our common stock may depress our stock price

     Sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect the market price for our common stock. As of February 11, 2002, we had 17,246,825 shares of common stock outstanding. A significant number of these shares are not publicly traded but are available for immediate resale to the public, subject to certain volume limitations under the securities laws. We also have reserved shares of our common stock as follows:

•	985,268 shares are reserved for issuance upon the conversion of our outstanding shares of Series B preferred stock;

•	1,946,510 shares are reserved for issuance upon the conversion of our outstanding shares of Series C preferred stock;

•	20,000 shares are reserved for issuance upon the conversion of a note payable;

•	5,668,083 shares are reserved for issuance upon the exercise of warrants with exercise prices ranging from $0.10 to $30;

•	2,510,000 shares are reserved for issuance under our 1999 Stock Option Plan with exercise prices ranging from $0.40 to $25; and

•	1,497,500 shares are reserved for issuance under our 2000 Stock Option Plan with exercise prices ranging from $0.58 to $8.

     Shares underlying vested options are generally eligible for immediate resale in the public market.

Our efforts to protect our intellectual property rights may not sufficiently protect us and we may incur costly litigation to protect our rights

     We have filed nineteen patent applications and we plan to file additional patent applications in the future with respect to various additional aspects of our technologies. In addition, we have received one patent on technology we obtained in the Control Commerce acquisition. We mark our software with copyright notices, and intend to file copyright registration applications where appropriate. We have also filed several federal trademark registration applications for trademarks and service marks we use. There can, however, be no assurance that any patents, copyright registrations, or trademark registrations applied for by us will be issued, or if issued, will sufficiently protect our proprietary rights.

     We also rely substantially on certain technologies that are not patentable or proprietary and are therefore available to our competitors. In addition, many of the processes and much of our technology are dependent upon our technical personnel, whose skill, knowledge and experience are not patentable. To protect our rights in these areas, we require all employees, significant consultants and advisors to enter into confidentiality agreements under which they agree not to use or disclose our confidential information as long as that information remains proprietary. We also require that our employees agree to assign to us all rights to any inventions made during their employment relating to our activities, and not engage in activities similar to ours during the term of their employment. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or proprietary information. Further, in the absence of patent protection, we may be exposed to competitors who independently develop substantially equivalent technology or otherwise gain access to our trade secrets, knowledge or other proprietary information.

     Despite our efforts to protect our intellectual property, a third party or a former employee could copy, reverse-engineer or otherwise obtain and use our intellectual property or trade secrets without authorization or could develop technology competitive to ours.

     Our intellectual property may be misappropriated or infringed upon. Consequently, litigation may be necessary in the future to enforce our intellectual property rights, to protect our confidential information or trade secrets, or to determine the validity or scope of the rights of others. Litigation could result in substantial costs and diversion of management and other resources and may not successfully protect our intellectual property. Additionally, we may deem it advisable to enter into royalty or licensing agreements to resolve such claims. Such agreements, if required, may not be available on commercially reasonable or desirable terms or at all.

Our technology may infringe on the rights of others

     Even if the patents, copyrights and trademarks we apply for are granted, they do not confer on us the right to manufacture or market products or services if such products or services infringe on intellectual property rights held by others. If any third parties hold conflicting rights, we may be required to stop making, using, or marketing one or more of our products or to obtain licenses from and pay royalties to others, which could have a significant and material adverse effect on us. There can be no assurance that we will be able to obtain or maintain any such license on acceptable terms or at all.

     We may also be subject to litigation to defend against claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If third parties hold trademark, copyright or patent rights that conflict with our business, then we may be forced to litigate infringement claims that could result in substantial costs to us. In addition, if we were unsuccessful in defending such a claim, it could have a negative financial impact. If third parties prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademark, which could result in substantial costs to us. An adverse outcome in litigation or privity proceedings could require us to license disputed rights from third parties or to cease using such rights. Any litigation regarding our proprietary rights could be costly, divert management’s attention, result in the loss of certain of our proprietary rights, require us to seek licenses from third parties and prevent us from selling our services, any one of which could have a negative financial impact. In addition, inasmuch as we broadcast content developed by third parties, our exposure to copyright infringement actions may increase because we must rely upon such third parties for information as to the origin and ownership of such licensed content. We generally obtain representations as to the origin and ownership of such licensed content and generally obtain indemnification to cover any breach of such representations; however, there can be no assurance that such representations will be accurate or given, or that such indemnification will adequately protect us.

The length of our sales cycle increases our costs

     Many of our potential customers conduct extensive and lengthy evaluations before deciding whether to purchase or license our products. In our experience to date we’ve seen the sales cycle range from a few days up to six months. While the potential customer is making this decision, we continue to incur salary, travel and other similar costs of following up with these accounts. Therefore, the risk associated with our lengthy sales cycle is that we may expend substantial time and resources over the course of the sales cycle only to realize no revenue from such efforts if the customer decides not to purchase from us. Any significant change in customer buying decisions or sales cycles for our products could have a material adverse effect on our business, results of operations, and financial conditions.

We have a limited operating history in international markets

     We have only limited experience in operating in international markets. Although we have distributed our products and services internationally since August 1999, we had no experience in international operations prior to the acquisition of our Hong Kong-based subsidiary in April 2000. Through December 2001, we have recognized approximately $1.6 million of revenue related to our international operations in eastern Asia. There can be no assurance that our international operations will be successful.

There are risks inherent in conducting international operations

     There are many risks associated with our international operations in eastern Asia, including, but not limited to:

•	difficulties in collecting accounts receivable and longer collection periods;

•	changing and conflicting regulatory requirements;

•	potentially adverse tax consequences;

•	tariffs and general export and customs restrictions;

•	difficulties in staffing and managing foreign operations;

•	political instability;

•	fluctuations in currency exchange rates;

•	the need to develop localized versions of our products;

•	national standardization and certification requirements;

•	seasonal reductions of business activity; and

•	the impact of local economic conditions and practices.

     Any of the above-listed risks could have a material adverse effect on our future business, financial condition, or results of operations.

International markets for online marketing are in their very early stages of development

     We distribute MindArrow messages globally. To date, we have developed or modified into foreign language text and delivered eBrochures to recipients in the United Kingdom, France, Switzerland, Austria, Norway, Sweden, Iceland, Finland, Denmark, Greece, Lebanon, Mexico, Panama, Peru, Philippines, Australia, Singapore, Hong Kong, China, and Taiwan. The markets for online advertising and direct marketing in these countries are generally in earlier stages of development than in the United States, and we cannot assure you that the market for, and use of online advertising and direct marketing in international markets such as these and others will be significant in the future. Factors that may account for slower growth in the online advertising and direct marketing markets include, but are not limited to:

•	slower growth in the number of individuals using the Internet internationally;

•	privacy concerns;

•	a lower rate of advertising spending internationally than in the United States; and

•	a greater reluctance to use the Internet for advertising and direct marketing.

     Any of the above-listed risks could have a material adverse effect on our future business, financial condition, or results of operations.

We are subject to risks associated with governmental regulation and legal uncertainties

     We are subject to general business laws and regulations. These laws and regulations, as well as new laws and regulations that may be adopted in the United States and other countries with respect to the Internet, may impede the growth of the Internet. These laws may relate to areas such as advertising, taxation, personal privacy, content issues (such as obscenity, indecency, and defamation), copyright and other intellectual property rights, encryption, electronic contracts and “digital signatures,” electronic commerce liability, email, network and information security, and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than, federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, applicability, and enforcement, may affect the available distribution channels for and costs associated with our products and services, and may affect the growth of the Internet. Such laws or regulations may therefore harm our business.

     We do not know for certain how existing laws governing issues such as privacy, property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, retransmission of media, and data protection, apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. Changes to or the interpretation of these laws could:

•	limit the growth of the Internet;

•	create uncertainty in the marketplace that could reduce demand for our products and services;

•	increase our cost of doing business;

•	expose us to significant liabilities associated with content distributed or accessed through our products or services, and with our provision of products and services, and with the features or performance of our products;

•	lead to increased product development costs, or otherwise harm our business; or

•	decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

     Any of the above-listed consequences could have a material adverse effect on our future business, financial condition, or results of operations.

We may be subject to legal liability in connection with the data collection capabilities of our products and services

     Our products are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products occasionally send information to servers at MindArrow. Many of the services we provide also require that users provide information to us. We post privacy policies concerning the use and disclosure of our user data. Any failure by us to comply with our posted privacy policies could impact the market for our products and services, subject us to litigation, and harm our business.

     In addition, the Child Online Privacy Protection Act (“COPPA”) became effective as of April 21, 2000. COPPA requires operators of commercial Web sites and online services directed to children (under 13), and general audience sites that know that they are collecting personal information from a child, to:

•	provide parents notice of their information practices;

•	obtain verifiable parental consent before collecting a child’s personal information, with certain limited exceptions;

•	give parents a choice as to whether their child’s information will be disclosed to third parties;

•	provide parents access to their child’s personal information and allow them to review it and/or have it deleted;

•	give parents the opportunity to prevent further use or collection of information; not require a child to provide more information than is reasonably necessary to participate in an activity; and

•	maintain the confidentiality, security, and integrity of information collected from children.

     We do not knowingly collect and disclose personal information from such minors, and therefore believe that we are fully compliant with COPPA. However, the manner in which COPPA may be interpreted and enforced cannot be fully determined, and thus COPPA and future legislation such as COPPA could subject us to potential liability, which in turn would harm our business.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our Common Stock offered by the selling security holders pursuant to this prospectus. However, we may receive proceeds upon the exercise of warrants to purchase shares of Common Stock. Some of our warrants contain cashless exercise provisions, and we may not receive any proceeds from the exercise of those warrants. Any proceeds from the exercise of warrants, if any, if and when received by us, will be used for general corporate purposes.

SELLING SECURITY HOLDERS

     The shares of our Common Stock (or the right to acquire our Common Stock upon exercise or conversion) offered pursuant to this prospectus were acquired by the selling security holders (or their assignees) as follows:

•	In April 2000, we acquired 90% of the issued share capital of Fusionactive.com Limited, our Hong Kong-based subsidiary. In late 2001, we changed the name of Fusionactive.com Limited to MindArrow Asia Limited. In January 2002, we acquired the remaining issued share capital of MindArrow Asia Limited that we did not already own. In these transactions, we issued an aggregate of 300,000 shares of Common Stock and a warrant to purchase 250,000 shares of our Common Stock at an exercise price of $1 per share.

•	In April 2000, we issued an aggregate of 725,775 shares of Series C Preferred stock to certain investors in a private placement raising gross proceeds of $18,144,375. From this offering, we are registering the resale of 9,750 shares of Common Stock and 1,474,676 shares of Common Stock issuable upon conversion of 630,473 shares of Series C Preferred stock.

•	Between August 2000 and November 2001, we issued warrants to certain consultants of the Company, exercisable for an aggregate of 461,800 shares of our Common Stock. These warrants have exercise prices ranging from $0.10 to $8 per share.

•	In June 2001, we acquired all of the outstanding capital stock of Control Commerce, Inc. in exchange for the issuance of 800,000 shares of our Common Stock, 60,000 shares of our Series C Preferred stock and a warrant to purchase 12,000 shares of our Common Stock at $12.50 per share. From this acquisition, we are registering the resale of 752,063 shares of Common Stock, 140,340 shares of Common Stock issuable on conversion of the 60,000 shares of Series C Preferred stock and 12,000 shares of Common Stock issuable on exercise of the warrant.

•	In September 2001, we conducted a bridge financing in the aggregate principal amount of $2,050,000. From this bridge financing, we are registering the resale of 89,904 shares of Common Stock, 1,310,000 shares of Common Stock issuable on exercise of warrants issued pursuant to the bridge financing, and 20,000 shares of our Common Stock issuable on exercise of a convertible note issued pursuant to the bridge financing. The warrants issued in the bridge financing each have an exercise price of $0.50 per share.

•	In September 2001, we acquired substantially all of the assets of Radical Communication, Inc. in exchange for, among other consideration, 1,980,000 shares of our Common Stock and 135,000 shares of Series C Preferred Stock.

•	In September 2001, we acquired all of the outstanding capital stock of MicroBroadcasting Corp. in exchange for the issuance of, among other consideration, 100,000 shares of our Common Stock.

•	Pursuant to the terms of an agreement, dated February 4, 2001, among us, Thomas Blakeley and Eric McAfee, we are obligated to issue up to 1,107,951 shares of Common Stock upon the recovery of assets in connection with a fraud perpetrated by our former transfer agent and her accomplice. A total of 764,381 shares of Common Stock have been issued to date pursuant to the agreement as a result of the recovery by the Company of certain assets. From this issuance, we are registering the resale of 250,000 shares of Common Stock.

•	In November 2001, we issued a warrant exercisable for 2,000,000 shares of our Common Stock at an exercise price of $2.00 per share to SBI-E2 Capital.

•	In December 2001, we issued a bridge note in the aggregate principal amount of $350,000. As partial consideration for this financing, we issued a warrant to purchase 50,000 shares of Common Stock at an exercise price of $1.15 per share.

•	In December 2001, we conducted a private placement of 2,500,000 shares of our Common Stock, raising gross proceeds of $1,500,000. In connection with this private placement, we issued warrants exercisable for 500,000 shares of our Common Stock with an exercise price of $1.00 per share.

•	In February 2002, we licensed certain intellectual property in exchange for the issuance of, among other consideration, 30,000 shares of our Common Stock.

     The following table sets forth certain information regarding beneficial ownership of our Common Stock by the selling security holders as of February 11, 2002, and the number of shares that may be offered pursuant to this prospectus for the account of each of the selling security holders or their transferees or distributees from time to time. Except as described in the footnotes to the table, to the best of our knowledge, none of the selling security holders has had any position, office or other material relationship with us or any of our affiliates during the past three years.

	Number of	Maximum	Number of	Percentage of
	Shares	Number of	Shares	Outstanding
	Beneficially	Shares Which	Beneficially	Shares Beneficially
	Owned Prior to	May	Owned	Owned
	This	Be Sold in This	Following This	Following This
Selling Security Holder	Offering[1]	Offering	Offering[2]	Offering[2]

5280 Partners I, LP3,4	350,000	350,000	—	*
Richard Aghababian[5]	31,204	25,000	6,204	*
AC-eCom Two, LP6,7	187,120	187,120	—	*
Alignment Capital Management, LLC[3,8]	70,000	70,000	—	*
Alignment Capital Co-investment Partners II, LP9	177,875	40,000	137,875	*
Alldas Partners, LLC[10]	2,349	2,349	—	*
Francis Anderson[3]	34,975	34,975	—	*
Auraline, Inc.[11]	30,000	30,000	—	*
John Bahl II6,12	4,678	4,678	—	*
Lee Barab	4,800	4,800	—	*
Darin Barker[3]	3,675	3,675	—	*
Jerry Bassin	50,000	50,000	—	*
Robert L. Bean[13,14]	2,349	2,349	—	*
Alan K. Beinhacker[3]	2,950	2,950	—	*
Clyde Berg[3]	100,000	100,000	—	*
Bill Berkley & Claudia Berkley JTWROS	30,000	30,000	—	*
Paul Berkman IRA[5]	36,204	30,000	6,204	*
Lorenzo Bettino[6]	4,678	4,678	—	*
Edwin Bindseil	20,000	20,000	—	*
Reid Boren[6,12]	9,356	9,356	—	*
Richard Bowe IRA[15]	25,309	22,000	3,309	*
Jerrold R. Bratkovich Profit Sharing Plan[13,16]	1,565	1,565	—	*
Jason Brett	50,000	50,000	—	*
Christopher Brothers[3]	3,675	3,675	—	*
BusinessDevelopment.com, LLC[13,17]	43,603	43,603	—	*
Rhoda N. Cahan	2,000	2,000	—	*
Thomas Calcote[6,12]	9,356	9,356	—	*
Capge Limited[13,18]	15,651	15,651	—	*
CCJ Trust St. Vincent TRSUC Ltd. TTEE D/T/D 1/27/93 C Johnston TTEE	100,000	100,000	—	*
James R. Chard[3]	96,000	96,000	—	*
William Dallas Cherry III	30,000	30,000	—	*
James Cobb & Caren Cobb JTWROS	50,000	50,000	—	*
ColumbusNewport, LLC[13,19]	39,127	39,127	—	*
Control Simon LLC[20]	156,509	156,509	—	*
Cooper Interests, LLC[13,21]	3,913	3,913	—	*
James R. Corey, GRAT dtd 7/9/99[13,22]	3,130	3,130	—	*
Corman Foundation Inc.[23]	85,000	85,000	—	*
James F. Corman	50,000	50,000	—	*
Edmund T. Cranch[24]	36,618	30,000	6,618	*
Frederick E. Cunningham	30,000	30,000	—	*
D&DF WaterView Partners, LP13,25	3,255	3,255	—	*
David McKee	30,000	30,000	—	*
Alan R. Davidson	50,000	50,000	—	*
Marion D. Davis	214,286	214,286	—	*
Lenore DeLuca[3]	2,400	2,400	—	*
E. Llwyd Ecclestone III[6,12]	9,356	9,356	—	*
Peter B. & Elizabeth Erdmann[6,12]	4,678	4,678	—	*
Gerald N. Gaston[3]	200,000	200,000	—	*
Sara Gilbert	800	800	—	*
Ron Girotto	35,714	35,714	—	*
William Guthy[13,26]	26,089	26,089	—	*

	Number of	Maximum	Number of	Percentage of
	Shares	Number of	Shares	Outstanding
	Beneficially	Shares Which	Beneficially	Shares Beneficially
	Owned Prior to	May	Owned	Owned
	This	Be Sold in This	Following This	Following This
Selling Security Holder	Offering[1]	Offering	Offering[2]	Offering[2]

G.W. Holdings, LLP[13,27]	2,347	2,347	—	*
John C. Hatsopoulos[3]	3,750	3,750	—	*
Highline Capital Partners, LP3, 28	27,779	27,779	—	*
Highline Capital International, Ltd.[6,28]	70,170	70,170	—	*
Highline Capital Partners[6,28]	163,730	163,730	—	*
Hudson Venture Partners LP13,29	234,765	234,765	—	*
Thomas F. Hunter	50,000	50,000	—	*
Roger Husted IRA[5]	48,204	42,000	6,204	*
Intellectual Partners Limited[30]	22,050	22,050	—	*
Intercyber Technology Limited[31]	12,386	12,386	—	*
Jeff Sultan[3]	1,625	1,625	—	*
James W. Johnson	50,000	50,000	—	*
Frances Kehoe[3]	2,400	2,400	—	*
Al Kim Associates Profit Sharing Plan DTD 6/1/99[32]	100,000	100,000	—	*
Kevin Knee[13,33]	13,037	13,037	—	*
Kohn Family Limited Partnership[34]	35,000	35,000	—	*
Harvey R. Kohn[3]	222,500	222,500	—	*
Helen Kohn[35]	253,000	253,000	—	*
Jason Konior[3]	1,800	1,800	—	*
Steven Kotler[13,36]	3,913	3,913	—	*
Nicole Kregar[3]	2,400	2,400	—	*
KSH Strategic Investment Fund I, LP37	616,904	589,904	27,000	*
Lee Ping Kee	5,250	5,250	—	*
James J. Lucey	30,000	30,000	—	*
Andrea Luria	550	550	—	*
Morris M. Macy[38]	18,723	15,000	3,723	*
Damian Maggio[3]	1,800	1,800	—	*
MAIC Group[6,12,39]	23,390	23,390	—	*
James A. Martens[40]	104,927	65,000	39,927	*
Lewis Mason[3]	2,100	2,100	—	*
Paul Matthews	85,000	85,000	—	*
Timothy J. McMullen[6]	14,034	14,034	—	*
PSINet Consulting Solutions Holdings, Inc.[6,41]	187,120	187,120	—	*
James Milgard[42]	163,650	150,000	13,650	*
Victor E. Millar Trust U/A DTD 12/31/91[13,36]	3,913	3,913	—	*
Millenium Hanson Internet Partners, LP13,43	78,255	78,255	—	*
Robert J. Molleur Trust	85,000	85,000	—	*
Moser Holdings Limited Part. Investments Trust[44]	41,030	30,000	11,030	*
Nancy Murdocco[3]	2,400	2,400	—	*
Stephen E. Myers[6,12]	46,780	46,780	—	*
Robert Myerson and Barbara Myerson Living Trust[38]	21,723	18,000	3,723	*
Jerold Novak[45]	54,412	50,000	4,412	*
Karen Ann Orlando[3]	2,400	2,400	—	*
Kevin E. Parker & Ulla Bartsich Parker[46]	104,671	104,671	—	*
Donald Paxton	30,000	30,000	—	*
Point West Ventures, LP6,47	151,884	140,340	11,544	*
Ponus Holdings Limited[30]	68,807	68,807	—	*
Paul Potamianos[24]	106,618	100,000	6,618	*
G.C. Preston[3]	20,000	20,000	—	*
Privet MindArrow Partners LP6,48	398,736	398,736	—	*
Privet Row, Inc.[3,48]	180,000	180,000	—	*
Soleiman Rabanipour[49]	45,515	40,000	5,515	*
Radical Communication, Inc.[50]	2,250,000	2,250,000	—	*
Edward Raskin Trust	50,000	50,000	—	*
Paul Greg Renker[13,26]	26,089	26,089	—	*
John D. Reynolds[51]	259,356	259,356	—	*
Sheila Reynolds[6,12]	4,678	4,678	—	*

	Number of	Maximum	Number of	Percentage of
	Shares	Number of	Shares	Outstanding
	Beneficially	Shares Which	Beneficially	Shares Beneficially
	Owned Prior to	May	Owned	Owned
	This	Be Sold in This	Following This	Following This
Selling Security Holder	Offering[1]	Offering	Offering[2]	Offering[2]

Robert Rostohar[3]	20,000	20,000	—	*
Frank M. Sands, Jr.,[3]	20,000	20,000	—	*
SBI E2-Capital (USA), Ltd.[3,52]	2,000,000	2,000,000	—	*
Shadow Capital LLC[53]	50,000	50,000	—	*
Alan Shapiro & Judy Shapiro Trustees T/V/A Judy Shapiro D/T/D 5/15/2001	50,000	50,000	—	*
Gregory P. Shlopak[6]	46,780	46,780	—	*
Rankin Smith, Jr.	50,000	50,000	—	*
Mary Ellen Spedale[3]	2,400	2,400	—	*
Christopher Spuches	800	800	—	*
Jason Scott Stewart	800	800	—	*
Cary Sucoff[3]	222,500	222,500	—	*
Ronit Sucoff[3]	185,000	185,000	—	*
Scott E. Sucoff[3]	4,250	4,250	—	*
Trude C. Taylor[54]	106,894	100,000	6,894	*
Thirty-Five East Partners (Two) LLC[55]	156,509	156,509	—	*
United Investors Group, Inc.[6,56]	46,780	46,780	—	*
Bennet Van de Bunt[33]	13,037	13,037	—	*
Harry H. Vidger Trust dtd 9/21/99, Harry and Leola Vidger Trustees[38]	33,723	30,000	3,723	*
Virtual Light Communication Limited[57]	341,307	341,307	—	*
WaterView Partners LP13,58	74,998	74,998	—	*
Steve and Jeanne E. Wisniewski Revocable Grantor Trust dated 4/22/98[3]	40,000	40,000	—	*
Xiao Feng Group Limited[59]	1,575	1,575	—	*
Alkis P. Zingas Trust U/A DTD 12-02-81 Alkis P. Zingas Trustee[60]	42,409	30,000	12,409	*

*	Less than one percent of class.

(1)	Assumes the exercise of all options and warrants beneficially owned by the selling security holder at the exercise price and for the maximum number of shares permitted as of the date of this prospectus. The Series C Preferred stock, pursuant to the Company’s Restated Certificate of Incorporation, contains certain anti-dilution provisions providing for an adjustment of the conversion ratio of the Series C Preferred stock into Common Stock in the event of certain issuances of Common Stock (or securities convertible into Common Stock) at a price below the then applicable conversion price of the Series C Preferred stock. Accordingly, the number of shares included in this table as issuable upon conversion of Series C Preferred stock has been increased by 5% to reflect potential future anti-dilution adjustments.

(2)	Assumes that each selling security holder will sell all of the shares of Common Stock offered pursuant to this prospectus, but not any other shares of Common Stock beneficially owned by such security holder.

(3)	These shares are issuable upon the exercise of warrants.

(4)	Kevin B. Allen and Jeffrey D. Bennis have shared voting and dispositive power over these securities.

(5)	6,204 of these shares are issuable upon the conversion of 5,625 shares of Series B Preferred stock, none of which are included in this offering.

(6)	These shares are issuable upon conversion of Series C Preferred shares.

(7)	AC-eCom One GP, LP has sole voting and dispositive power over these securities. Charles Preston III has sole voting and dispositive power over AC-eCom One GP, LP.

(8)	Charles Preston III has sole voting and dispositive power over these securities.

(9)	20,000 of these shares are issuable upon the conversion of a convertible note payable, 20,000 are issuable upon the exercise of a warrant. 137,875 of these shares are issuable upon the conversion of 125,000 shares of Series B Preferred stock, none of which are included in this offering. Alignment Capital Co-investment Partners II GP, LP has sole voting and dispositive power over these securities. Charles Preston III has sole voting and dispositive power over Alignment Capital Co-investment Partners II GP, LP.

(10)	384 of these shares are issuable upon conversion of Series C Preferred shares and 33 are issuable upon the exercise of a warrant. Donald H. Kasle has sole voting and dispositive power over these securities.

(11)	Voting and dispositive power is held by the board of directors of Auraline, Inc. Akio Sakamoto is the President & CEO.

(12)	These shares are held in the name of International Network Group, Inc. as nominee.

(13)	These shares are held in the name of Control Simon LLC as nominee.

(14)	384 of these shares are issuable upon conversion of Series C Preferred shares and 33 are issuable upon the exercise of a warrant.

(15)	3,309 of these shares are issuable upon the conversion of 3,000 shares of Series B Preferred stock, none of which are included in this offering.

(16)	255 of these shares are issuable upon conversion of Series C Preferred shares and 22 are issuable upon the exercise of a warrant.

(17)	Michael Alpert has sole voting and dispositive power over these securities.

(18)	2,552 of these shares are issuable upon conversion of Series C Preferred shares and 218 are issuable upon the exercise of a warrant. John J. Hoey and Bo Lundstrom have shared voting and dispositive power over these securities.

(19)	6,378 of these shares are issuable upon conversion of Series C Preferred shares and 546 are issuable upon the exercise of a warrant. Jerrold R. Bratkovich, Victor E. Millar, David J. Wimer and Ted G. Westerman have shared voting and dispositive power over these securities.

(20)	25,516 of these shares are issuable upon conversion of Series C Preferred shares and 2,182 are issuable upon the exercise of a warrant. Robert MacDonald, Erik M. W. Caspersen, Christine Jenkins, Cheryl Brown and John Gerson have shared voting and dispositive power over these securities.

(21)	639 of these shares are issuable upon conversion of Series C Preferred shares and 54 are issuable upon the exercise of a warrant. Michael Cooper has sole voting and dispositive power over these securities.

(22)	510 of these shares are issuable upon conversion of Series C Preferred shares and 44 are issuable upon the exercise of a warrant.

(23)	James F. Corman has sole voting and dispositive power over these securities.

(24)	6,618 of these shares are issuable upon the conversion of 6,000 shares of Series B Preferred stock, none of which are included in this offering.

(25)	531 of these shares are issuable upon conversion of Series C Preferred shares and 45 are issuable upon the exercise of a warrant. Frank J. Biondi, Jr., August K. Oliver and Rick Reiss have shared voting and dispositive power over these securities.

(26)	4,252 of these shares are issuable upon conversion of Series C Preferred shares and 364 are issuable upon the exercise of a warrant.

(27)	381 of these shares are issuable upon conversion of Series C Preferred shares and 33 are issuable upon the exercise of a warrant. Ted. G. Wosterman has sole voting and dispositive power over these securities.

(28)	Jacob Doft and Raji Khabbaz have shared voting and dispositive power over these securities.

(29)	38,275 of these shares are issuable upon conversion of Series C Preferred shares and 3,273 are issuable upon the exercise of a warrant. Lawrence Howard and Jay Goldberg have shared voting and dispositive power over these securities.

(30)	Samuel Lee has sole voting and dispositive power over these securities. Mr. Lee was president, chief executive officer and chairman of the board of our Hong Kong-based subsidiary from April 2000 until September 2001.

(31)	Zachary B. Roberts has sole voting and dispositive power over these securities. Mr. Roberts served us in a business development capacity from August 1999 until June 2000, and as Director of Business Development for our Hong Kong-based subsidiary since then.

(32)	Randolph Pace has sole voting and dispositive power over these securities.

(33)	2,126 of these shares are issuable upon conversion of Series C Preferred shares and 181 are issuable upon the exercise of a warrant.

(34)	Harvey R. Kohn has sole voting and dispositive power over these securities.

(35)	185,000 of these shares are issuable upon the exercise of warrants.

(36)	639 of these shares are issuable upon conversion of Series C Preferred shares and 54 are issuable upon the exercise of a warrant.

(37)	50,000 of these shares are issuable upon the exercise of warrants. Harvey R. Kohn and Cary W. Sucoff have shared voting and dispositive power over these securities.

(38)	3,723 of these shares are issuable upon the conversion of 3,375 shares of Series B Preferred stock, none of which are included in this offering.

(39)	Lyla Pfaeger has sole voting and dispositive power over these securities.

(40)	9,927 of these shares are issuable upon the conversion of 9,000 shares of Series B Preferred stock, none of which are included in this offering.

(41)	Harrison J. Goldin, Chapter 11 Trustee to PSINet Consulting Solutions, Inc. has sole voting and dispositive power over these securities.

(42)	13,650 of these shares are issuable upon the conversion of 12,375 shares of Series B Preferred stock, none of which are included in this offering.

(43)	12,759 of these shares are issuable upon conversion of Series C Preferred shares and 1,091 are issuable upon the exercise of a warrant. Jonathan Mork has sole voting and dispositive power over these securities.

(44)	Peter Moser has sole voting and dispositive power over these securities. 11,030 of these shares are issuable upon the conversion of 10,000 shares of Series B Preferred stock, none of which are included in this offering.

(45)	4,412 of these shares are issuable upon the conversion of 4,000 shares of Series B Preferred stock, none of which are included in this offering.

(46)	93,560 of these shares are issuable upon conversion of Series C Preferred shares and 11,111 shares are issuable upon the exercise of warrants.

(47)	John W. Rotter has sole voting and dispositive power over these securities.

(48)	Bryan Forman, Gary Davis, Joseph N. Matlock, Jr., Steven Owen, Jr. and David Otterbach have shared voting power over these securities.

(49)	5,515 of these shares are issuable upon the conversion of 5,000 shares of Series B Preferred stock, none of which are included in this offering.

(50)	270,000 of these shares are issuable upon the conversion of Series C Preferred shares. Irving Thau has sole voting and dispositive power over these shares.

(51)	9,356 of these shares are issuable upon the conversion of Series C Preferred shares held in the name of International Network Group, Inc. as nominee, and 200,000 shares are issuable upon the exercise of warrants.

(52)	Shelly Singhal has sole voting and dispositive power over these securities.

(53)	Brent Garlinghouse has sole voting and dispositive power over these securities.

(54)	6,894 of these shares are issuable upon the conversion of 6,250 shares of Series B Preferred stock, none of which are included in this offering.

(55)	25,516 of these shares are issuable upon conversion of Series C Preferred shares and 2,182 are issuable upon the exercise of a warrant. Todd J. Slotkin, Barry F. Schwartz, Glenn P. Dickes and Gerry R. Kessel have shared voting and dispositive power over these securities.

(56)	Stanley R. Rwan, Jr. and Robert W. Lenthe have shared voting and dispositive power over these securities.

(57)	250,000 of these shares are issuable upon exercise of a warrant. Sam Lee has sole voting and dispositive power over these securities. Mr. Lee was president, chief executive officer and chairman of the board of our Hong Kong-based subsidiary from April 2000 until September 2001.

(58)	12,226 of these shares are issuable upon conversion of Series C Preferred shares and 1,046 are issuable upon the exercise of a warrant. Frank J. Biondi, Jr., Augustus K. Oliver and Rick Reiss have shared voting and dispositive power over these securities.

(59)	Jennifer Wu-Scharsig has sole voting and dispositive power over these securities. Ms. Wu-Scharsig has served as corporate secretary for our Hong Kong-based subsidiary since April 2000.

(60)	12,409 of these shares are issuable upon the conversion of 11,250 shares of Series B Preferred stock, none of which are included in this offering.

PLAN OF DISTRIBUTION

     The selling security holders may sell the shares covered by this prospectus from time to time in the over-the-counter market to purchasers in certain states provided that such sales satisfy the requirements for exemption from registration or qualification under the applicable laws of such states, which may include, but are not limited to, the following requirements:

•	all sales must be made either through broker-dealers acting as agents for the selling security holders or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, and all such broker-dealers must be registered under the laws of any state in which any sales are deemed to occur;

•	any compensation (including without limitation, any discounts, concessions or commissions from the selling security holders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals) paid to broker-dealers must not exceed customary commissions; and

•	all sales must be made at market prices prevailing at the time of sale.

     Selling security holders may not offer or sell the securities covered by this prospectus in any state where the offer or sale is not permitted. Selling security holders are responsible for compliance with any applicable state laws governing the resale of the securities covered by this prospectus.

     The selling security holders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling security holders may attempt to sell all of the shares. This could cause the supply of shares to exceed demand, which could drive the price of our shares down.

     Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

     O’Melveny & Myers LLP has passed on the validity of the shares of our Common Stock intended to be sold pursuant to this prospectus.

EXPERTS

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2001 have been included in reliance upon the report dated November 2, 2001 of Grant Thornton LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of Common Stock, we refer you to the registration statement and to the exhibits and schedules filed with it. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete. We refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all aspects by such reference.

     We file reports with the Securities and Exchange Commission (the “SEC”) on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements, information statements and other information filed electronically with the SEC. The address of the SEC Internet site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     To avoid repeating information in this prospectus that we have already filed with the SEC, we have incorporated by reference the SEC filings listed below. This information is considered a part of this prospectus. These documents are as follows:

•	Our annual report on Form 10-K for the fiscal year ended September 30, 2001;

•	Our quarterly report on Form 10-Q/A for the quarter ended December 31, 2001;

•	Our report on Form 8-K filed with the SEC on September 24, 2001, as amended on November 26, 2001;

•	Our report on Form 8-K filed with the SEC on October 5, 2001;

•	Our report on Form 8-K filed with the SEC on November 28, 2001;

•	Our report on Form 8-K filed with the SEC on January 18, 2002;

•	The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on July 26, 2000; and

•	All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to in “Incorporation of Certain Documents by Reference” which have been or may be incorporated in this prospectus by reference. Requests for such copies should be directed to our Corporate Secretary at MindArrow Systems, Inc., 101 Enterprise, Suite 340, Aliso Viejo, California 92656, telephone number (949) 916-8705.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

     You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of the Company may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

SEC POSITION REGARDING INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     MindArrow will pay all of the expenses incident to the offering and sale of the shares of our Common Stock covered by this registration statement other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the Nasdaq Stock Market additional listing fee.

SEC registration fee	$762
Nasdaq Stock Market additional listing fee	1,752
Printing	2,500
Accounting fees and expenses	3,500
Legal fees and expenses	26,000
Miscellaneous expenses	2,486

TOTAL	$37,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Restated Certificate of Incorporation and Bylaws, each as amended to date, require us to indemnify our officers and directors to the fullest extent permitted under Delaware General Corporation Law and applicable law. Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Additionally, as part of the employment contract in place with our Chief Executive Officer, Robert I. Webber, we have agreed to indemnify Mr. Webber to the fullest extent of the applicable law.

ITEM 16. EXHIBITS

EXHIBIT NO.	DESCRIPTION

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Report on Form 10-Q for the period ended June 30, 2001)

3.2	Bylaws of the Registrant, (incorporated by reference to Exhibit 3.2 to Registrant’s Report on Form 10-Q for the period ended June 30, 2001)

4.1	Form of Registrant’s Common Stock Certificate (filed as Exhibit 4.2 to the Registration Statement on Form S-1 (Registration No. 333-91819) filed with the Securities and Exchange Commission, as amended on April 3, 2000, and incorporated herein by reference)

5.1	Opinion of O’Melveny & Myers LLP

10.1	Asset Purchase Agreement, dated as of September 12, 2001, by and among MindArrow Systems, Inc., Radical Communication, Inc. and STREAMedia, LLC

(incorporated by reference to Exhibit 2.1 of Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2001)

10.2	Stock Purchase Warrant, dated November 19, 2001, issued by MindArrow Systems, Inc. in favor of SBI E2-Capital (USA) Ltd., to purchase up to 2,000,000 shares of the common stock of MindArrow Systems, Inc. at an exercise price of $2.00 per share (incorporated by reference to Exhibit 10.1 to Registrant’s Report on Form 10-Q/A for the period ended December 31, 2001)

10.3	Form of Registration Rights Agreement as entered into between the Registrant and the investors in the Registrant’s December 2001 private placement (incorporated by reference to Exhibit 10.11 to Registrant’s Report on Form 10-K for the year ended September 30, 2001)

23.1	Consent of Grant Thornton LLP, Independent Certified Public Accountants

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

24	Power of Attorney (included on signature page hereof)

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

(6)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on February 20, 2002.

MINDARROW SYSTEMS, INC. By: /s/ ROBERT I. WEBBER

Robert I. Webber President and Chief Executive Officer By: /s/ MICHAEL R. FRIEDL

Michael R. Friedl Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert I. Webber and Michael R. Friedl, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT I. WEBBER Robert I. Webber	Chief Executive Officer, President and Director (Principal Executive Officer)	February 20, 2002

/s/ JOEL SCHOENFELD Joel Schoenfeld	Director	February 20, 2002

/s/ THOMAS C. QUICK Thomas C. Quick	Director	February 20, 2002

/s/ JOSEPH N. MATLOCK, JR. Joseph N. Matlock, Jr.	Director	February 20, 2002

/s/ BRUCE STEIN Bruce Stein	Director	February 20, 2002

/s/ BRUCE MAGGIN Bruce Maggin	Director	February 20, 2002

/s/ MICHAEL R. FRIEDL Michael R. Friedl	Chief Financial Officer, Secretary, and Treasurer (Principal Finance and Accounting Officer)	February 20, 2002

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Report on Form 10-Q for the period ended June 30, 2001)

3.2	Bylaws of the Registrant, (incorporated by reference to Exhibit 3.2 to Registrant’s Report on Form 10-Q for the period ended June 30, 2001)

4.1	Form of Registrant’s Common Stock Certificate (filed as Exhibit 4.2 to the Registration Statement on Form S-1 (Registration No. 333-91819) filed with the Securities and Exchange Commission, as amended on April 3, 2000, and incorporated herein by reference)

5.1	Opinion of O’Melveny & Myers LLP

10.1	Asset Purchase Agreement, dated as of September 12, 2001, by and among MindArrow Systems, Inc., Radical Communication, Inc. and STREAMedia, LLC (incorporated by reference to Exhibit 2.1 of Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2001)

10.2	Stock Purchase Warrant, dated November 19, 2001, issued by MindArrow Systems, Inc. in favor of SBI E2-Capital (USA) Ltd., to purchase up to 2,000,000 shares of the common stock of MindArrow Systems, Inc. at an exercise price of $2.00 per share (incorporated by reference to Exhibit 10.1 to Registrant’s Report on Form 10-Q/A for the period ended December 31, 2001)

10.3	Form of Registration Rights Agreement as entered into between the Registrant and the investors in the Registrant’s December 2001 private placement (incorporated by reference to Exhibit 10.11 to Registrant’s Report on Form 10-K for the year ended September 30, 2001)

23.1	Consent of Grant Thornton LLP, Certified Public Accountants

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

24	Power of Attorney (included on signature page hereof)